Exhibit 23.1

Independent Accountants’ Consent

To the Board of Directors and Member of

Smith Barney Futures Management LLC:

We consent to the use of our report dated December 19, 2002, with respect to the statement of financial condition of Citigroup Diversified Futures Fund L.P. as of December 19, 2002 and our report dated March 21, 2002, with respect to the statement of financial condition of Smith Barney Futures Management LLC as of December 31, 2001, each of which is included in the Pre-Effective Amendment No. 1 to the Registration Statement dated February 14, 2003 on Form S-1 of the Citigroup Diversified Futures Fund L.P. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

New York, New York

February 14, 2003